Exhibit 10.3

BINDING LETTER OF INTENT

The present document is a Binding Letter of Intent (“Binding LOI”) between Meso Numismatics Group Inc., a Nevada corporation having its principle place of business at 433 Plaza Real Suite 275 Boca Raton, Florida 3432 (“Pubco), Global Stem Cells Group Inc. a Florida Corporation, whose principal place of business is located at 14750 NW 77th Court, suite 304, Miami Lakes, Florida, 33016 USA, (“GSCG”) Benito Novas, CEO of GSCG (“BN”), in his capacity as CEO and shareholder of GSCG and residing in Miami Florida, (“BN referred to herein as Shareholder (Pubco, BN referred to herein as Parties or Party), whereby Pubco shall purchase all of the outstanding shares in GSCG (“Transaction”) under the following terms and conditions:

1. Whereas, there are currently 50,000,000 (Fifty Million) shares of common stock, no par value, issued and outstanding in GSCG (“GSCG Common Stock”);

2. Whereas, BN is the lawful holder of 50,000,000 (Fifty Million) shares of GSCG Common Stock (“BN Shares”);

3. Whereas BN is the holder of all of the issued and outstanding shares of GSCG Common Stock, representing 100% ownership in GSCG (“GSCG Shares”).

4. Whereas Pubco wishes to purchase from the Shareholder and the Shareholder wish to sell to Pubco, all of the GSCG Shares.

5. The Parties agree that Pubco shall purchase from the Shareholder all of the GSCG Shares (the “Transaction”) for an aggregate amount of shares and cash, the whole as set out in Section 9b. below.

6. The Parties agree that this Binding LOI is being entered into pursuant to an Assignment and Assumption Agreement entered into by and between the Parties on November 27, 2019 (“Assignment”).

7. The Parties agree and undertake to enter into mutually agreeable definitive agreements (“Definitive Agreement”) and any other documents necessary for the closing of the Transaction (“Closing”), within 150 days of the execution of this Binding LOI. Such Closing shall occur at the time of the Execution of the Definitive Agreement or at such other date as is practicable following the execution of the Definitive Agreement.

8. The Parties further undertake that prior to the Closing, each of Pubco and GSCG shall have obtained all consents and approvals including, without limitation, board of director approval and shareholder consent, as are necessary for the approval of the Transaction, and the execution of all related documents including, without limitation, the Definitive Agreement.

9. The Definitive Agreement will incorporate the Parties’ understandings with respect to the terms of the Transaction, among other things, the following:

a. Pubco shall receive all of the GSCG Shares from the Shareholder as follows:

I. Pubco shall receive all of the BN Shares from BN;

II. BN shall deliver to Pubco the respective certificates representing his respective GSCG Shares upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties.

b. In exchange for the GSCG Shares, Pubco shall issue the following (“Payment Shares”):

I. BN shall receive:

a. 1,000,000 (one million) shares of Series AA (as defined in Section 10 herein below); and

b. 8,974 (eight thousand nine hundred and seventy four) shares of Series DD (as defined in Section 10 herein below).

c. Pubco shall deliver the Payment Shares to BN upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties;

d. In addition, Pubco shall pay an amount equal to $225,000 USD (two hundred and twenty-five thousand dollars US) (“Payment”) to GSCG which may be paid in multiple tranches with the total Payment amount being paid in full at the latest upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties;

e. GSCG shall retain its respective current CEO and Director(s), and no other director(s) shall be appointed within the context of the Closing.

10. Pubco represents and warrants the following:

a. Other than for the undesignated authorized shares of Preferred Stock as stated in Pubco’s financial filings, Pubco has no other authorized or issued classes or series of shares other than the following:

i. Common Stock, of which 5,336,177 shares were issued and outstanding as at November 15, 2019, the date of Pubco’s latest filing with the SEC;

ii. Series AA Super Voting Preferred Stock (“Series AA”), of which a total of 1,050,000 shares including the Payment Shares to be issued herein, shall be issued and outstanding at Closing;

iii. Series BB Convertible Preferred Stock none of which shall be issued and outstanding at Closing;

iv. Series CC Convertible Preferred Stock of which 1,000 shall be issued and outstanding at Closing.

v. Series DD Convertible Preferred Stock (“Series DD”), of which a total of 10,000 shares are authorized and all of which, including the Payment Shares shall be issued and outstanding at Closing.

b. Pubco further warrants that no changes shall be made to any of the rights and preferences of any of its series of its preferred stock existing at the time of execution of this Binding LOI.

c. It has the necessary consent, legal authority and power to enter into this Binding LOI.

11. GSCG represents and warrants the following:

a. GSCG has no other authorized or issued classes or series of shares other than Common Stock, of which 50,000,000 shares are currently issued and outstanding;

b. No changes shall have been made to the share capital of GSCG at the time of the consummation of the contemplated Transaction and Section 11a. herein above shall hold true as of such consummation;

c. It has the necessary consent, legal authority and power to enter into this Binding LOI;

d. Each of GSCG and/or BN shall not intentionally take any action that may adversely affect the financial performance and/or financial situation of GSCG;

e. Shareholder further undertakes and warrants that he shall not:

i. sell, transfer, assign, offer, pledge, contract to sell, transfer or assign, sell any option or contract to purchase, purchase any option or contract to sell, transfer or assign, grant any option or right to purchase, or otherwise transfer, assign or dispose of, directly or indirectly, any of the assets of GSCG outside the normal scope of business and/or any portion of the GSCG Shares;

ii. enter into any swap or other arrangement that transfers or assigns to another person or entity, in whole or in part, any of the economic benefits, obligations or other consequences of any nature of ownership of any portion of the GSCG Shares;

12. The Parties acknowledge that any breach by any of GSCG and/or the Shareholder of any of their respective obligations under of any of Sections 5,6,7,8,9,11,13,16 and/or 17 and/or any subsections therein (“Sections”), shall result in irreparable damage to Pubco. In the event of any such breach, Pubco shall be entitled to:

i. An initial penalty equal to $500,000 USD (five hundred thousand dollars US) to be paid by Shareholder and/or GSCG, in addition to specific performance and immediate injunctive and any and all other relief, by way of monetary damages or any other remedy in equity or at law against Shareholder and/or GSCG, its affiliates and their respective officers, employees, agents, or other representatives;

ii. A reimbursement of any amounts of Payment made to GSCG; and

iii. A reimbursement of any and all fees incurred by Pubco pursuant to Section 19 herein below.

13. The Parties agree that Sections 14, 15, 16, 17 and 18 shall survive any termination of this Binding LOI.

14. Other than what appears in the public domain, the Parties understand and agree that this Binding LOI, the terms of the Transaction and the negotiations thereof and any other information relating to the contemplated transactions herein, are confidential and shall not be disclosed to any third party, without the express written consent of the Parties.

15. The Parties agree that Pubco shall bear the cost of all required fees associated with the contemplated Transaction, including but not limited to legal and accounting fees, regardless of whether or not the contemplated transactions herein is consummated.

16. The Parties agree that this Binding LOI shall be construed and governed by the laws of the State of Nevada. Subject to Section 17 herein below, the Parties hereby agree to submit the resolution of any disputes or controversies relating hereto to the Courts of the State of Nevada.

17. Notwithstanding the above, in the event of any disputes and/or controversies arising out of or relating to this Binding LOI and upon mutual written agreement by the Parties, the Parties shall submit any such disputes and/or controversies to binding arbitration in lieu of litigation, and upon any such submission, the Parties consent to the resolution thereof by such arbitration.

18. Each of Shareholder and GSCG hereby warrants and Lans Holdings Inc. hereby acknowledges that this Binding LOI along with the Assignment represents the entire agreement between the Parties relating to the subject matter herein and that upon the execution this Binding LOI, any and all previous agreements including the binding letter of intent and amendment thereto, entered into by and between Lans Holdings Inc., Shareholder and GSCG, shall be null and void and of no further force and effect.

19. The Parties acknowledge the binding nature of this Binding LOI and agree to be bound by the terms of this Binding LOI. This Binding LOI may be signed in one or more counterparts, each of which so signed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS THEREOF, the Parties agree on the content of this Binding LOI and, as evidence thereof, have signed this Binding LOI on this 27th day of November, 2019.

GLOBAL STEM CELLS GROUP INC.		MESO NUMISMATICS INC.

By:	/s/: Benito Novas	By :	/s/: Melvin Pereira
	Benito Novas, CEO		Melvin Pereira, CEO

BENITO NOVAS

/s/: Benito Novas

Acknowledged by:

LANS HOLDINGS INC.

By :	/s/: Trevor Allen
Trevor Allen, CEO